June 5, 2013

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read the statements of The Alkaline Water Company Inc. (Formerly Global Lines, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K dated June 5, 2013 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC